CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 24 to the registration statement on Form N-1A ("Registration Statement") of our report dated May 7, 2004, relating to the financial statements and financial highlights which appears in the March 31, 2004 Annual Report to Shareholders of The Quantitative Group of Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

Boston, MA
July 28, 2004